Exhibit 99.1

Park Electrochemical Corp.
                                               NEWS RELEASE
Contact: Linda Lagnese                48 South Service Road
                                         Melville, NY 11747
                                             (631) 465-3600




            PARK ELECTROCHEMICAL CORP. ANNOUNCES
       APPOINTMENT OF MATTHEW FARABAUGH AS CONTROLLER


Melville,  New  York,  October 9, 2007.Park  Electrochemical
Corp.   (NYSE-PKE)  announced  the  appointment  of  Matthew
Farabaugh as Vice President and Controller.

Mr. Farabaugh was Corporate Controller of American Technical Ceramics, a publicly traded international company located in Huntington Station, New York, from 2004 to September 2007 and Assistant Controller from 2000 to 2004. Prior thereto, Mr. Farabaugh was Assistant Controller of Park Electrochemical Corp. from 1989 to 2000. Prior to joining Park in 1989, Mr. Farabaugh had been a senior accountant with KPMG. Mr. Farabaugh received a Bachelor of Science degree in Business Administration from Valparaiso University in Indiana. In his position as Vice President and Controller, Mr. Farabaugh replaces James L. Zerby as the Company's principal accounting officer. Mr. Zerby retired from the Company effective October 5, 2007.

Brian Shore, Park's President and CEO, said, "It is very nice to have Matt back at Park. Good luck, Matt!"

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials (the Nelcor product line) and advanced composite materials (the NelcoteT product line) principally for the telecommunications and internet infrastructure, high-end computing and aerospace markets. Park focuses on the general aviation segment of the aerospace market. Park's core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company's manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Arizona and California. In addition, as recently announced, the Company plans to construct a new facility in Newton, Kansas.

Additional  corporate  information  is  available   on   the
Company's web site at www.parkelectro.com.


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